UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

EQUINIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EQUINIX, INC.

301 Velocity Way, Fifth Floor

Foster City, CA 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held June 7, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Equinix, Inc., a Delaware corporation (“Equinix”). The meeting will be held at our headquarters located at 301 Velocity Way, Foster City, California, on Thursday, June 7, 2007, at 10:30 a.m. for the following purposes:

1. To elect seven directors to the Board of Directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007;

3. To approve long-term incentive performance terms for certain executives; and

4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the attached Proxy Statement.

Only stockholders of record at the close of business on April 25, 2007 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at our headquarters located at 301 Velocity Way, Fifth Floor, Foster City, California, during ordinary business hours for the 10-day period prior to the Annual Meeting.

BY ORDER OF THE BOARD OF

DIRECTORS,

/s/ Peter F. Van Camp

Peter F. Van Camp

Executive Chair

Foster City, California

May 1, 2007

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR FOLLOW THE INSTRUCTIONS BELOW TO SUBMIT YOUR PROXY BY TELEPHONE OR ON THE INTERNET. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

EQUINIX, INC.

301 Velocity Way, Fifth Floor

Foster City, CA 94404

PROXY STATEMENT

FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

June 7, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Equinix, Inc. (“Equinix”) is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about May 1, 2007 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 25, 2007 will be entitled to vote at the Annual Meeting. On this record date, there were 31,569,124 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 25, 2007, your shares were registered directly in your name with Equinix’s transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 25, 2007, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Who may attend the Annual Meeting?

Only persons with evidence of stock ownership or who are guests of Equinix may attend and be admitted to the Annual Meeting. Photo identification will be required (a valid driver’s license or passport is preferred). If your shares are held in an account at a brokerage firm, bank, dealer, or other similar organization, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee, or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of seven directors;

•	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

•	Approval of long-term incentive performance terms for certain executives.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

➢	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

➢	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

➢	To vote over the telephone, dial toll-free (from the U.S., Canada or Puerto Rico) 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m., Central Time, on June 7, 2007 to be counted.

➢	To vote on the Internet, go to www.investorvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m., Central Time, on June 7, 2007 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Equinix. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or on the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 25, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all seven nominees for director, “For” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, and “For” the approval of long-term incentive performance terms for certain executives.

If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes.    You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

➢	You may submit another properly completed proxy card with a later date.

➢	You may send a written notice that you are revoking your proxy to Equinix’s Secretary at 301 Velocity Way, Fifth Floor, Foster City, CA 94404.

➢	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items.

Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

➢	For the election of directors, the seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

➢	To be approved, Proposal No. 2, the ratification of PricewaterhouseCoopers LLP as Equinix’s independent registered public accounting firm for the fiscal year ending December 31, 2007, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

➢	To be approved, Proposal No. 3, the approval of long-term incentive performance terms for certain executives, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 31,569,124 shares outstanding and entitled to vote. Thus 15,784,563 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2007.

PROPOSAL 1

ELECTION OF DIRECTORS

Equinix’s Board of Directors currently consists of seven directors. Equinix’s bylaws provide that the number of directors will be determined by the Board of Directors and the number of directors is currently set at nine. Thus, there are two vacant seats on Equinix’s Board of Directors that Equinix does not intend to fill at this Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named. There are seven nominees for director this year. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected, or until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The seven nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Equinix’s Board of Directors. Each person nominated for election has agreed to serve if elected. Our Board of Directors has no reason to believe that any nominee will be unable to serve.

As discussed below, a search is currently underway for a director to fill a vacancy on the Audit Committee of the Board of Directors (the “Audit Committee”) and to serve as the Audit Committee’s chairman and financial expert. Should a suitable candidate be found prior to the Annual Meeting, your shares will be voted for the election of the nominee proposed by Equinix’s Board of Directors.

The seven directors who are being nominated for election by the holders of common stock to the Board of Directors, their ages as of March 31, 2007, their positions and offices held with Equinix and certain biographical information are set forth below.

Nominees	Age	Positions and Offices Held with Equinix
Steven T. Clontz	56	Director
Steven P. Eng	50	Director
Gary F. Hromadko	54	Director
Scott G. Kriens	49	Director
Irving F. Lyons, III	57	Director
Stephen M. Smith	50	Director, Chief Executive Officer and President
Peter F. Van Camp	51	Executive Chair

Steven T. Clontz has served as a director of Equinix since April 2005. Mr. Clontz has been president and chief executive officer of StarHub Ltd., a telecommunications and cable television company, since January 1999. Mr. Clontz serves on the board of directors of InterDigital Communications Corp. and StarHub Ltd., both public companies, and one privately held company. Mr. Clontz is also a non-director member of the Executive Committee of Global Crossing Limited.

Steven P. Eng has served as a director of Equinix since December 2002. Mr. Eng has been a vice president of solutions architecture at Multimax, Inc. (formerly Netco Government Services, and prior to that, WAM!NET Government Services, Inc.), a data communications company, since April 2002. Prior to joining WAM!NET, Mr. Eng served as vice president of Exodus Communications from March 1995 to September 2001. Mr. Eng served on the board of directors of i-STT Singapore prior to its merger with Equinix.

Gary F. Hromadko has served as a director of Equinix since June 2003. Mr. Hromadko has been a venture partner at Crosslink Capital, a venture capital firm, since June 2002. In addition to his responsibilities with

Crosslink Capital, Mr. Hromadko has been active as a private investor since 1993. Mr. Hromadko serves on the board of directors of several privately held companies.

Scott G. Kriens has served as a director of Equinix since July 2000. Mr. Kriens has been chief executive officer and chairman of the board of directors of Juniper Networks, Inc., an Internet infrastructure solutions company, since October 1996. From April 1986 to January 1996, Mr. Kriens served as vice president of sales and vice president of operations at StrataCom, Inc., a telecommunications equipment company, which he co-founded in 1986. Mr. Kriens serves on the board of directors of Juniper Networks, Inc. and Verisign, Inc., both public companies.

Irving F. Lyons, III has served as a director of Equinix since February 2007. Mr. Lyons has been a principal of Lyons Asset Management, a California-based private investment firm, since January 2005. From December 1993 to January 2005, Mr. Lyons was employed at ProLogis, a global provider of distribution facilities and services, where he served as chief investment officer from March 1997 to December 2004 and as vice chairman of the board from December 2001 to January 2005. Mr. Lyons serves on the board of directors of BRE Properties, Inc. a public company.

Stephen M. Smith has served as a director of Equinix and as Equinix’s chief executive officer and president since April 2007. Prior to joining Equinix, Mr. Smith served as senior vice president at HP Services, a business segment of Hewlett-Packard Co., from January 2005 to October 2006. Prior to joining Hewlett-Packard Co., Mr. Smith served as vice president of global professional and managed services at Lucent Technologies Inc., a communications solutions provider, from September 2003 to January 2005. From October 1987 to September 2003, he spent 17 years with Electronic Data Systems Corporation (“EDS”), a business and technology solutions company, in a variety of positions, including chief sales officer, president of EDS Asia-Pacific, and president of EDS Western Region. Mr. Smith serves on the board of directors of one privately held company.

Peter F. Van Camp has served as Equinix’s executive chair since April 2007. Prior to becoming executive chair, Mr. Van Camp served as Equinix’s chief executive officer and as a director since May 2000 and as president of Equinix since March 2006. In addition, in December 2005, Mr. Van Camp was re-elected as chairman of the board, having previously served in that capacity from June 2001 to December 2002. From January 1997 to May 2000, Mr. Van Camp was employed at UUNET, the Internet division of MCI (formerly known as WorldCom), where he served as president of Internet markets and as president of the Americas region. During the period from May 1995 to January 1997, Mr. Van Camp was president of Compuserve Network Services, an Internet access provider. Before holding this position, Mr. Van Camp held various positions at Compuserve, Inc. during the period from October 1982 to May 1995. Mr. Van Camp currently serves as a director of Packeteer, Inc., a public company.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors follows the Equinix, Inc. Board of Directors Guidelines on Significant Corporate Governance Issues (the “Guidelines”) published on the corporate governance section of Equinix’s website at www.equinix.com. The Guidelines reflect the Board of Director’s dedication to monitoring the effectiveness of policy and decision-making at the Board of Director’s level. The Board of Directors will continue to monitor the effectiveness of these Guidelines, and will review issues and developments related to corporate governance, as business and corporate governance needs dictate.

Director Independence

The Board of Directors is comprised of seven directors, five of whom qualify as independent directors pursuant to the rules adopted by the Securities and Exchange Commission applicable to the corporate governance standards for companies listed on the NASDAQ National Market System. The Board of Directors has determined that all of Equinix’s directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Smith, Equinix’s chief executive officer and president, and Mr. Van Camp, Equinix’s executive chair. The Board of Directors committee structure includes Audit, Compensation, Nominating and Real Estate committees consisting entirely of independent directors. In addition, the Board of Directors has an Option Committee composed of a non-independent director.

Nomination of Directors

The Nominating Committee of the Board of Directors (the “Nominating Committee”) operates pursuant to a written charter and has the exclusive right to recommend candidates for election as directors to the Board of Directors. The Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, having high moral character, having business experience, and being over 21 years of age. The Nominating Committee’s process for identifying and evaluating nominees is as follows: in the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews such directors’ overall service to Equinix during their term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with Equinix during their term. In the case of new director candidates, the Nominating Committee first determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon Equinix’s certificate of incorporation and bylaws, applicable securities laws, the rules and regulations of the Securities and Exchange Commission, the rules of the National Association of Securities Dealers, and the advice of counsel, if necessary. The Nominating Committee may then use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee will then meet to discuss and consider such candidates’ qualifications and choose candidate(s) for recommendation to the Board of Directors. At the Annual Meeting, two directors, Mr. Irving F. Lyons, III and Mr. Stephen M. Smith, will stand for election by Equinix’s stockholders for the first time. Mr. Lyons was initially identified by Spencer Stuart, an executive search firm, and was evaluated and formally nominated for election by Equinix’s Nominating Committee in accordance with the procedures described above. Mr. Smith, also identified by Spencer Stuart, was elected to the Board of Directors in connection with his appointment as chief executive officer and president of Equinix.

The Nominating Committee will consider candidates recommended by stockholders. Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by writing to the Secretary of Equinix and providing the candidate’s name, biographical data and qualifications. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder.

A more detailed description on the functions of the Nominating Committee can be found in the Nominating Committee Charter, published on the corporate governance section of Equinix’s website at www.equinix.com.

Stockholder Communications with the Board of Directors

Interested parties may contact the Board of Directors by sending correspondence to the attention of Equinix’s Assistant Secretary, c/o Equinix, Inc., 301 Velocity Way, Fifth Floor, Foster City, California 94404. Any mail received by the Assistant Secretary, except improper commercial solicitations, will be forwarded to the members of Equinix’s Audit Committee for their further action, if necessary. Equinix does not have a policy requiring attendance by members of the Board of Directors at Equinix’s annual meetings. At Equinix’s 2006 Annual Meeting, Mr. Van Camp and Louis J. Lavigne, Jr., then a member of the Board of Directors and chairman of the Audit Committee, were in attendance and available for questions.

Code of Ethics and Business Conduct

Equinix has always taken the issue of corporate governance seriously. The Board of Directors has adopted (1) a Code of Business Conduct which applies to all directors, officers and employees and (2) an additional Code of Ethics for Chief Executive Officer and Senior Financial Officers. These documents can be found on the corporate governance section of Equinix’s website at www.equinix.com. In addition, an anonymous reporting hotline has been established to facilitate reporting of violations of financial and non-financial policies.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

During the fiscal year ended December 31, 2006, the Board of Directors held four meetings and acted by written consent on five occasions. For the fiscal year, each of the incumbent directors, during the term of their tenure, attended or participated in at least 85% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which each such director served. In the event any director missed a meeting, he would separately discuss material items with Mr. Van Camp. The Board of Directors has five standing committees: the Audit Committee, the Compensation Committee, the Nominating Committee, the Option Committee and the Real Estate Committee. The following table provides membership information for fiscal 2006 for such committees of the Board of Directors:

Name	Audit		Compensation		Nominating		Option	Real Estate
Steven T. Clontz
Steven P. Eng	X		X	(1)	X	(1)
Gary F. Hromadko	X				X			X
Scott G. Kriens			X		X
Louis J. Lavigne, Jr.(2)	X	(1)						X
Peter F. Van Camp							X
Michelangelo A. Volpi(3)			X

(1)	Committee Chairman
(2)	Resigned effective February 8, 2007.
(3)	Resigned effective June 8, 2006.

The Audit Committee was created on July 19, 2000. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of Equinix’s independent registered public accountants, the scope of the annual audits, fees to be paid to Equinix’s independent registered public accountants, the performance of Equinix’s accountants and the accounting and internal control practices of Equinix. The current members of the Audit Committee are Messrs. Eng and Hromadko. On February 8, 2007, Mr. Lavigne resigned from Equinix’s Board of Directors and the Audit Committee. Mr. Lavigne was the Audit Committee’s chairman and considered its financial expert. A search is currently underway for his replacement. During the fiscal year ended December 31, 2006, the Audit Committee held 13 meetings.

The Compensation Committee of the Board of Directors (the “Compensation Committee”) was created on July 19, 2000. The Compensation Committee reviews the performance of the executive officers of Equinix, establishes compensation programs for the officers, and reviews the compensation programs for other key employees, including salary and cash bonus levels and option and stock grants under Equinix’s equity incentive and stock purchase plans. The members of the Compensation Committee are Messrs. Eng and Kriens. Mr. Eng is chairman of the Compensation Committee. Mr. Volpi resigned from the Board of Directors and the Compensation Committee effective June 8, 2006. During the fiscal year ended December 31, 2006, the Compensation Committee held two meetings and acted by written consent on five occasions.

The Nominating Committee was created on December 30, 2002. The Nominating Committee develops qualification criteria for board members and selects the director nominees for each annual meeting of stockholders in accordance with Equinix’s bylaws. In addition, the Nominating Committee reviews at least annually the directors who are members, structure and performance of committees of the Board of Directors, and makes recommendations to the full Board of Directors as appropriate. The members of the Nominating Committee are Messrs. Eng, Hromadko and Kriens. Mr. Eng is chairman of the Nominating Committee. During the fiscal year ended December 31, 2006, the Nominating Committee held one meeting and acted by written consent on one occasion.

The Option Committee of the Board of Directors (the “Option Committee”) was created on July 19, 2000. The Board of Directors delegated to the Option Committee the authority to approve the grant of stock options to non-officer employees and other individuals. The sole member of the Option Committee during the 2006 fiscal year was Mr. Van Camp. During the fiscal year ended December 31, 2006, the Option Committee held no meetings and acted by written consent on 31 occasions. In May 2007, membership on the Option Committee will transition from Mr. Van Camp to Mr. Smith.

The Real Estate Committee of the Board of Directors (the “Real Estate Committee”) was created on August 11, 2005. The Board of Directors delegated to the Real Estate Committee the authority to analyze, negotiate and approve the purchase of real property. On August 17, 2006, the Board of Directors expanded the scope of the Real Estate Committee and vested it with the power to analyze, negotiate and approve the purchase of real property, analyze, negotiate and approve the lease or sublease of real property, and, subject to the general terms approved by the full Board of Directors, analyze, negotiate and approve financing transactions for the sale, lease or sublease of real property. The members of the Real Estate Committee during the 2006 fiscal year were Messrs. Lavigne and Hromadko. Mr. Lavigne resigned from the Board of Directors and the Real Estate Committee on February 8, 2007. The current members of the Real Estate Committee are Messrs. Hromadko and Lyons. During the fiscal year ended December 31, 2006, the Real Estate Committee held two meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee was formed on July 19, 2000 and the current members of the Compensation Committee are Messrs. Eng and Kriens. None of the members of the Compensation Committee was at any time during the 2006 fiscal year or at any other time an officer or employee of Equinix. No executive officer of Equinix serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors or Compensation Committee.

2006 DIRECTOR COMPENSATION

Equinix uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, Equinix considers the competitive compensation trends for directors in the high-technology market, the demands of the various roles that directors hold, and the time required to fulfill their duties to Equinix.

In 2006, non-employee directors were eligible to receive compensation of $3,000 per quarter in connection with their service on the Board of Directors. This quarterly retainer was increased to $6,000 per quarter in February 2007. In addition, non-employee directors are eligible to receive compensation of $3,000 per meeting of a committee of the Board of Directors actually attended and the chairman of a committee receives compensation of $5,000 per committee meeting actually attended. Non-employee directors are also reimbursed for their out-of-pocket expenses incurred in connection with serving on the Board of Directors or any committee of the Board of Directors.

Non-employee directors are eligible to receive options under Equinix’s 2000 Director Option Plan (the “Directors’ Plan”). Directors are also eligible to receive options as well as shares of common stock under Equinix’s 2000 Equity Incentive Plan (the “Incentive Plan”) and directors who are also employees of Equinix, but who do not beneficially own 5% or more of the common stock of Equinix, are eligible to participate in Equinix’s Employee Stock Purchase Plan. Each non-employee director receives an option for 15,000 shares of Equinix’s common stock upon joining the Board of Directors, or 20,000 shares if the new non-employee director is chairman of the Audit Committee. The option becomes exercisable and vests in four equal annual installments from the date of grant. In addition, at each of Equinix’s annual stockholders’ meetings, each non-employee director who will continue to be a director after that meeting will automatically be granted an option to purchase 5,000 shares of Equinix’s common stock. This option becomes fully vested on the earlier of the first anniversary of the date of grant or the date of the regular annual stockholders’ meeting held in the following year. However, a new director who receives an initial option will not receive an annual option in the same calendar year.

The following table sets forth all of the compensation awarded to, earned by, or paid to each person who served as a director during fiscal year 2006, other than a director who also served as a named executive officer.

Name	Fees Earned or Paid in Cash(1) ($)	Option Awards(7)(8)(9) ($)	Total ($)
Steven T. Clontz	12,000	244,242	256,242
Steven P. Eng	66,000(2)	129,704	195,704
Gary F. Hromadko	61,000(3)	127,521	188,521
Scott G. Kriens	21,000(4)	127,521	148,521
Louis J. Lavigne, Jr.	78,000(5)	291,375	369,375
Michelangelo A. Volpi	6,000(6)	—	6,000

(1)	Amounts listed in this column include a retainer of $3,000 per quarter paid to each of our directors in 2006.
(2)	Mr. Eng is the chairman of the Compensation Committee and the Nominating Committee. He is also a member of the Audit Committee. Amount includes fees for two Compensation Committee meetings, 13 Audit Committee meetings and one Nominating Committee meeting.
(3)	Mr. Hromadko is a member of the Audit, Nominating and Real Estate Committees. The retainer and meeting fees earned by Mr. Hromadko are paid to Crosslink Capital, Inc., of which Mr. Hromadko is an affiliate. Amount includes fees paid for two Real Estate Committee meetings, for which he served as chairman, 12 Audit Committee meetings, and one Nominating Committee meeting.
(4)	Mr. Kriens is a member of the Compensation Committee and the Nominating Committee. Amount includes fees paid for two Compensation Committee meetings and one Nominating Committee meeting.
(5)	Mr. Lavigne resigned from Equinix’s Board of Directors and its committees on February 8, 2007. Prior to his resignation, Mr. Lavigne was the chairman of the Audit Committee and a member of the Real Estate Committee. Amount includes fees paid for 12 Audit Committee meetings and two Real Estate Committee meetings.
(6)	Mr. Volpi resigned from the Board of Directors on June 8, 2006, the date of the 2006 Annual Meeting of Stockholders. All payments were made to the Community Foundation of Silicon Valley on behalf of Mr. Volpi.
(7)	On June 8, 2006, Equinix granted options to purchase a total of 5,000 shares of Equinix’s common stock to each of Messrs. Clontz, Eng, Kriens and Lavigne and to Crosslink Capital, Inc., which is an affiliate of Mr. Hromadko, at an exercise price per share of $57.24 under the Directors’ Plan and the Incentive Plan.
(8)

Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R), excluding any forfeiture estimates, and thus includes amounts from awards granted in and prior to 2006. See Note 13 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and

Exchange Commission on February 28, 2007 for a discussion of all assumptions made by Equinix in determining the FAS 123(R) values of our equity awards. Amounts consist of (a) $102,841 per director with respect to the options granted to each director who remained on the Board of Directors on June 8, 2006, the date of our 2006 Annual Meeting of Stockholders (the aggregate grant date fair value of each such option was $182,219), (b) $24,680 per director with respect to the options granted to Messrs. Eng and Kriens and to Crosslink Capital, Inc. on June 2, 2005, the date of our 2005 Annual Meeting of Stockholders (the aggregate grant date fair value of each such option was $58,877), (c) $141,401 with respect to the option granted to Mr. Clontz on August 11, 2005 (the grant date fair value of which was $347,885), (d) $2,183 with respect to the option granted to Mr. Eng on December 31, 2002 (the grant date fair value of which was $31,325) and (e) $188,534 with respect to the options granted to Mr. Lavigne on August 11, 2005 (the aggregate grant date fair value of which was $463,846).

(9)	As of December 31, 2006, Mr. Clontz held outstanding options to purchase 20,000 shares of our common stock; Mr. Eng held outstanding options to purchase 19,500 shares of our common stock; Mr. Kriens held outstanding options to purchase 14,376 shares of our common stock; Mr. Lavigne held outstanding options to purchase 25,000 shares of our common stock; and Mr. Volpi did not hold any outstanding options. Mr. Hromadko held no outstanding options; however Crosslink Capital, Inc. held outstanding options to purchase 7,500 shares of our common stock.

OTHER EXECUTIVE OFFICERS

The following are additional executive officers of Equinix, their ages as of March 31, 2007, their positions and offices held with Equinix and certain biographical information. All executive officers serve at the discretion of the Board of Directors.

Executive Officers	Age	Positions and Offices Held with Equinix
Marjorie S. Backaus	45	Chief Business Officer
Peter T. Ferris	49	Senior Vice President, Worldwide Sales
Sushil K. Kapoor	60	Senior Vice President, IBX Operations
Renée F. Lanam	44	Chief Development Officer and Secretary
Keith D. Taylor	45	Chief Financial Officer

Marjorie S. Backaus has served as Equinix’s chief business officer since June 2003. Prior to June 2003, Ms. Backaus served as Equinix’s chief marketing officer from November 1999, and as vice president of market strategy from February 2000. During the period from August 1996 to November 1999, Ms. Backaus was vice president of marketing at Global One, an international telecommunications company. From November 1987 to August 1996, Ms. Backaus served in various positions at AT&T, a telecommunications company, including positions in regulatory, product management and strategic alliances.

Peter T. Ferris has served as Equinix’s senior vice president, worldwide sales since December 2006. Previously, Mr. Ferris was Equinix’s vice president, worldwide sales from July 1999. During the period from June 1997 to July 1999, Mr. Ferris was vice president of sales for Frontier Global Center, a provider of complex web site hosting services. From June 1996 to June 1997, Mr. Ferris served as vice president, eastern sales at Genuity Inc., an Internet services provider. From December 1993 to June 1996, Mr. Ferris was vice president, mid-Atlantic sales at MFS DataNet Inc., a telecommunications services provider.

Sushil K. Kapoor has served as Equinix’s senior vice president, IBX operations since December 2006. Previously, Mr. Kapoor was Equinix’s vice president, operations from March 2001. Prior to joining Equinix, Mr. Kapoor was vice president of hosting operations at UUNET, the Internet division of MCI (formerly known as WorldCom), from November 1999 to February 2001. From May 1995 to November 1999, he served as vice president, global network technology for Compuserve Network Services, an Internet access provider.

Renée F. Lanam has served as Equinix’s chief development officer since September 2005 and secretary since February 2002. Ms. Lanam also served as Equinix’s chief financial officer from February 2002 to September 2005, as general counsel from April 2000 to January 2003 and as assistant secretary from April 2000 to February 2002. In addition, Ms. Lanam served as vice president of corporate finance from November 2001 to February 2002. Before joining Equinix, Ms. Lanam was employed at Gunderson Dettmer Stough Villeneuve Franklin and Hachigian, LLP (“Gunderson Dettmer”), where she was an associate from January 1996 to January 2000 and a partner from January 2000 to April 2000. Prior to joining Gunderson Dettmer, Ms. Lanam was an associate at the law firms of Jackson, Tufts, Cole & Black and Brobeck, Phleger & Harrison, LLP.

Keith D. Taylor has served as Equinix’s chief financial officer since September 2005. From February 2001 to September 2005, Mr. Taylor served as Equinix’s vice president, finance and chief accounting officer. In addition, from February 1999 to February 2001, Mr. Taylor served as Equinix’s director of finance and administration. Before joining Equinix, Mr. Taylor was employed by International Wireless Communications, Inc., an operator, owner and developer of wireless communication networks, as vice president finance and interim chief financial officer. Prior to joining International Wireless Communications, Inc., Mr. Taylor was employed by Becton Dickinson & Company, a medical and diagnostic device manufacturer, as a senior sector analyst for the diagnostic businesses in Asia, Latin America and Europe.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 2, 2007, certain information with respect to shares beneficially owned by (i) each person who is known by Equinix to be the beneficial owner of more than five percent of Equinix’s outstanding shares of common stock, (ii) each of Equinix’s directors and nominees, (iii) each of the executive officers named in Executive Compensation and Related Information, and (iv) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date. Unless otherwise indicated, the address for each listed stockholder is c/o Equinix, Inc., 301 Velocity Way, Fifth Floor, Foster City, California 94404.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage of Total
Peter F. Van Camp(1)	447,431	1.40

Steven T. Clontz(2)	3,750	*

Steven P. Eng(3)	14,500	*

Gary F. Hromadko(4)	152,418	*

Scott G. Kriens(5)	9,376	*

Irving F. Lyons, III	—	*

Stephen M. Smith(6)	84,000	*

Marjorie S. Backaus(7)	90,427	*

Peter T. Ferris(8)	91,948	*

Renée F. Lanam(9)	89,932	*

Keith D. Taylor(10)	118,044	*

i-STT Investments (Bermuda) Ltd.(11) 51 Cuppage Road, #10-11/17 StarHub Centre Singapore 229469	4,300,000	13.64

Fidelity Management & Research(12) 82 Devonshire Street Boston, MA 02109	3,052,350	9.68

Janus Capital Management(13) 151 Detroit Street Denver, CO 80206	2,080,956	6.60

Entities affiliated with Lone Pine Capital, LLC(14) Two Greenwich Plaza Greenwich, CN 06830	1,897,155	6.02

TCS Capital Management(15) 888 Seventh Avenue, Suite 1504 New York, NY 10019	1,604,800	5.09

All current directors and executive officers as a group (12 persons)(16)	1,180,883	3.53

*	Less than 1%.
(1)	Includes 389,821 shares subject to options exercisable within 60 days of April 2, 2007. Also includes 40,000 shares subject to forfeiture pursuant to a restricted stock grant.
(2)	Represents 3,750 shares subject to options exercisable within 60 days of April 2, 2007.
(3)	Represents 14,500 shares subject to options exercisable within 60 days of April 2, 2007.
(4)	Mr. Hromadko is a venture partner of Crosslink Capital, Inc. Based on a Form 4 filed with the Securities and Exchange Commission on March 8, 2007, Crosslink Capital, Inc. and its funds own an aggregate of 390,488 shares of common stock of Equinix and also own 2,500 shares subject to options exercisable within 60 days of April 2, 2007. However, Mr. Hromadko is not deemed to beneficially own the shares of common stock or the stock options that are beneficially owned by Crosslink Capital, Inc.
(5)	Represents 9,376 shares subject to options exercisable within 60 days of April 2, 2007.
(6)	Represents 84,000 shares subject to forfeiture pursuant to restricted stock grants.
(7)	Includes 33,754 shares subject to options exercisable within 60 days of April 2, 2007 and 40,250 shares subject to forfeiture pursuant to restricted stock grants.
(8)	Includes 26,537 shares subject to options exercisable within 60 days of April 2, 2007 and 47,000 shares subject to forfeiture pursuant to restricted stock grants. Also includes 276 shares held by Mr. Ferris as custodian for his children; Mr. Ferris disclaims beneficial ownership of these shares.
(9)	Includes 32,189 shares subject to options exercisable within 60 days of April 2, 2007. Also includes 46,250 shares subject to forfeiture pursuant to restricted stock grants.
(10)	Includes 56,907 shares subject to options exercisable within 60 days of April 2, 2007 and 49,250 shares subject to forfeiture pursuant to restricted stock grants. Also includes 1,404 shares held by Mr. Taylor as custodian for his children; Mr. Taylor disclaims beneficial ownership of these shares.
(11)	Based on a Directors’ & Officers’ Questionnaire dated February 27, 2007. The record holder of the shares is i-STT Investments (Bermuda) Ltd (“i-STT Bermuda”). i-STT Bermuda is an indirect, wholly-owned subsidiary of STT Communications Ltd. (“STTC”). The direct and indirect parents of i-STT Bermuda (including STTC) may be deemed to beneficially own the shares in which i-STT Bermuda has the power to vote. The 4,300,000 shares of Equinix common stock referred to above were sold by i-STT Bermuda to Credit Suisse First Boston Capital LLC (“CSFB Capital”) pursuant to a Forward Purchase Agreement (the “Purchase Agreement”) under which i-STT Bermuda will (subject to its right to settle its obligations under the Purchase Agreement in cash) be obligated to deliver up to 4,300,000 shares of Equinix common stock on November 15, 2008 in settlement of its obligations under the Purchase Agreement. The 4,300,000 shares of Equinix common stock are currently pledged by i-STT Bermuda to CSFB Capital.
(12)	Based on a Schedule 13-G/A filed with the Securities and Exchange Commission on February 14, 2007.
(13)	Based on a Schedule 13-G filed with the Securities and Exchange Commission on February 14, 2007.
(14)	Based on a Schedule 13-G/A filed with the Securities and Exchange Commission on February 14, 2007.
(15)	Based on a Schedule 13-G/A filed with the Securities and Exchange Commission on February 9, 2007.
(16)	Includes an aggregate of 592,334 shares subject to options exercisable within 60 days of April 2, 2007. Also includes 351,500 shares subject to forfeiture pursuant to restricted stock grants.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Overview

The Compensation Committee (the “Committee”) of the Equinix Board of Directors (the “Board”) oversees, reviews and administers all of Equinix’s compensation, equity and employee benefit plans and programs relating to executive officers, and is responsible for approving the guidelines for the compensation program for Equinix’s non-executive employees. The Committee is comprised of independent directors and acts periodically to evaluate the effectiveness of the compensation programs at Equinix. In addition, the Committee is consulted to approve the compensation package of a newly hired executive or of an executive whose scope of responsibility has changed significantly. A more detailed description of the functions of the Compensation Committee can be found in the Compensation Committee Charter, published on the corporate governance section of Equinix’s website at www.equinix.com.

Throughout this proxy statement, the individuals who served as Equinix’s chief executive officer and chief financial officer during 2006, as well as the other individuals included in the 2006 Summary Compensation Table in this proxy statement, are referred to as the named executive officers.

Compensation Guiding Principles

Program Philosophy and Objectives

Equinix’s overall compensation philosophy is designed to provide a competitive total compensation package that attracts, inspires and engages top performing employees, including our named executive officers. The various elements of compensation are designed to link and reward individual performance and the performance of Equinix in achieving financial and non-financial objectives. The Committee and the management of Equinix believe that the proportion of compensation at risk should rise as an employee’s level of responsibility increases. This philosophy is reflected in Equinix’s key strategic compensation design priorities: pay for performance, employee retention, cost management, internal pay equity, and alignment with stockholders’ interests.

The Committee’s objectives are to align executive compensation with Equinix’s long-term and short-term business objectives and performance and to ensure that the compensation to each named executive officer reflects the named executive officer’s own contribution to Equinix and his or her level of performance. The Committee applies its judgment in determining the amount and mix of compensation elements for each named executive officer. A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. In 2006, the Committee granted a majority of total compensation to our named executive officers in the form of non-cash incentive compensation. For the 2006 fiscal year, the Committee assessed compensation levels and approved compensation plans taking into account corporate performance, such as our revenue and EBITDA growth, stock price performance and our ability to fund our programs, individual performance and our competitive market for talent, including a competitive peer group of companies against which we benchmark our performance and compensation programs.

Based upon all the factors the Committee considers relevant, and in light of Equinix’s strong financial and operating performance in 2006, as reflected by our revenue and EBITDA growth and stock price performance, the Committee believes it was in Equinix’s stockholders best interest to ensure that the overall levels of base salary, annual incentive compensation and long-term incentive compensation were competitive with companies in our competitive peer group and reflected the strong financial and operating achievements of Equinix in 2006. The Committee believes that the quality, skills and dedication of Equinix’s executive officers are critical factors affecting our long-term value.

Benchmarking

The Committee’s goal is to provide overall compensation targeted between the 50th and 75th percentiles of market competitive pay practices in our competitive peer group when targeted levels of performance are achieved as determined by the annual operating plan approved by the Board. In 2006, Equinix participated in the AON/Radford High Technology survey as well as benchmarked to a select peer group chosen to reflect those businesses in our market segment with which we compete for talent and to allow for increased benchmarking accuracy of competitive target compensation. Our select peer group was chosen based on a review of companies most closely aligned to Equinix in terms of size, type of business, organizational make-up, membership in the Russell 3000 index, and competition for employees and business. We benchmark to Bay Area companies with revenues between $200 million and $1 billion, focusing on companies with average revenues of approximately $277-$501 million, with an average market capitalization of approximately $2.5 billion. Compared to our select peer group, our annual revenues were $286.9 million and our year-end market capitalization was $2.2 billion in 2006. Using this select peer group and the AON/Radford survey data, we defined what we call our competitive peer group. The competitive peer group will be reviewed annually to ensure it reflects changes in our market and competitors for business and talent.

Pay Positioning

The Committee targets pay positioning for the named executive officers between the 50th and 75th market percentiles to provide competitive base salary, annual incentive compensation and health and welfare benefits that will attract and retain top talent, while offering aggressively competitive long-term incentive compensation in recognition of strong corporate performance that will set us apart from our competitors and serve as a market place differentiator. Annually, all compensation is reviewed to determine where compensation elements fall compared to our competitive peer group. After this review, if an element of compensation is found to be below the targeted level a recommendation is made to adjust that element so that it is more in line with our competitive peer group. If the review shows an element of our compensation to be above the targeted level, that data is also taken into consideration when making compensation decisions.

Principal Elements of Executive Compensation

Base Salary. Base salary for the named executive officers is established based on the underlying scope of their respective responsibilities, taking into account competitive market compensation data by benchmarking salaries paid by our competitive peer group. Salary adjustments are based on competitive market salaries and general levels of market increases in salaries, individual performance and experience, internal equity, changes in job duties and responsibilities, and overall financial results. In December 2005, the Committee conducted its annual review of executive base salaries. As a result of that review, in January 2006 the Committee approved an increase in the salaries of our named executive officers as reflected in the 2006 Summary Compensation Table in this proxy statement.

Annual Incentive Compensation. Annual incentive compensation for the named executive officers is linked to the attainment of Equinix’s corporate goals through a cash incentive plan that calculates payouts based on Equinix’s revenue and EBITDA growth. Accordingly, in 2006, the Committee adopted the 2006 annual incentive plan, pursuant to which all regular non-sales commissioned part-time and full-time employees were eligible to earn annual cash bonuses.

Under the 2006 annual incentive plan, the Committee assigned each named executive officer an annual maximum bonus amount tied to the achievement of specific goals related to revenue and EBITDA as set forth in the 2006 operating plan approved by the Board. The maximum bonus set for each named executive officer was based on market competitive targets for comparable positions in our competitive peer group and was stated in terms of a percentage of the named executive officer’s base salary for the year. In 2006, the maximum bonus for the chief executive officer was $294,000, the maximum bonus for the chief financial officer was $124,000, the maximum bonus for the chief development officer was $171,000, the maximum bonus for the non-commission element of the annual incentive compensation for the vice president, worldwide sales was $48,400, and the maximum bonus for the chief business officer was $116,000. 50% of the 2006 annual incentive plan was to be funded if Equinix achieved the Board approved revenue and EBITDA plan for 2006, and the remaining 50% or portion thereof was to be funded if Equinix over-performed against the goals set forth in the operating plan. The over-performance portion would be funded only if our revenues and EBITDA achieved certain performance targets. No bonuses were to be paid if either revenue or EBITDA did not achieve an established minimum threshold of the operating plan target. Under the annual incentive plan design, the revenue and EBITDA goals would exclude the impact of one-time events, such as expansion centers or acquisitions, not in the operating plan. In 2006, there were six adjustments to the goals relating to our IBX center expansions that were not contemplated at the time our operating plan was approved.

For 2006, Equinix met the “at-plan” component of our performance goals and achieved results that funded 94% of the “over-performance” component. Cash bonus awards paid reflected these results. The 2006 Summary Compensation Table in this proxy statement sets forth the annual incentive compensation earned by the named executive officers for performance in 2006 (paid in full in February of 2007).

In addition, a 2006 sales incentive plan applied to our vice president, worldwide sales, Peter Ferris. Under the 2006 sales incentive plan, Mr. Ferris had the opportunity to earn up to $120,000 based on bookings of new monthly recurring revenue and net increase in price objectives. For 2006, Mr. Ferris fully met the goals of the 2006 sales incentive plan. Mr. Ferris was promoted to senior vice president, worldwide sales in December of 2006.

Long-Term Incentive Compensation. Named executive officers of Equinix realize long-term incentive compensation through grants of performance-based restricted stock with both service and price appreciation vesting triggers. To reward and retain our named executive officers, the Committee previously used stock options as the sole long-term incentive. During 2005, the Committee reviewed the use and value of the equity program with respect to executive officers and all employees and decided to introduce restricted stock awards, in addition to stock options, as a way to strongly align a significant portion of executive pay to a continued appreciation of our stock price over time, thereby focusing executive and corporate performance on continued stockholder returns. The introduction of restricted stock awards also conserves shares relative to stock options. Fewer shares are awarded under a restricted stock award as compared to under an option grant as a restricted stock award is an outright issuance of stock, whereas an option grant requires payment of the exercise price at the time of exercise, thereby delivering a lower value to the recipient for the same number of stock units. This issuance of fewer shares, in conjunction with the difference in how to account for these two different types of equity awards, generally results in a smaller accounting charge to Equinix. Equinix’s named executive officers have received restricted stock awards exclusively since 2005.

Generally, a market competitive equity grant is made in the year that an executive officer commences employment with Equinix. Thereafter, a refresh grant is generally made at the beginning of each fiscal year. The size of each grant is set at a level that the Committee deems appropriate to create a meaningful opportunity to realize value from equity based upon the individual’s position with Equinix, the individual’s potential for future responsibility and promotion, the individual’s performance in the recent period, Equinix’s performance in the recent period, the competitive marketplace trends, and the retention value of unvested options or shares held by the individual at the time of the new grant.

During 2006, the Committee approved awards of performance-based restricted stock with both service and price appreciation vesting triggers to Equinix’s named executive officers in lieu of additional option grants. The awards are subject to four-year, semi-annual vesting, and vesting will occur only when the stock appreciates to pre-determined levels tied to a calculation utilizing a Russell 3000 Index growth rate and the service-based vesting triggers are met. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive in each year following the year of grant. The restricted stock awards with performance-based vesting were awarded as an additional means to distinguish and encourage executive performance by focusing on long-term growth and profitability which we believe are the primary drivers of stockholder value creation. The 2006 Grants of Plan-Based Awards table in this proxy statement sets forth the restricted stock awards received by the named executive officers in 2006.

Retirement Benefits; Life, Health and other Welfare Benefits. Retirement, life, health and other welfare benefits at Equinix are the same for all eligible employees, including the named executive officers, and are designed to be aligned to our competitive market. Equinix shares the cost of health and welfare benefits with all of our eligible employees. For 2006, Equinix introduced an employer 401(k) match, which all employees, including the named executive officers, are eligible for, in order to better align our benefits to competitive market practices.

Severance, Change of Control and other Post-Employment Programs. We have entered into a severance agreement with each of our named executive officers providing for a severance payment equal to the named executive officer’s annual base salary and maximum bonus in the event his or her employment is terminated for any reason other than cause or he or she voluntarily resigns under certain circumstances as described in the agreement. In addition, under the agreement, the named executive officer is entitled to the payment of his or her monthly health care premiums under the Consolidated Omnibus Budget Reconciliation Act for up to 12 months. Options and restricted shares granted to the named executive officers of Equinix provide for 12 months vesting acceleration upon a change in control of Equinix, regardless of whether any applicable stock price appreciation targets have been obtained, and a named executive officer’s awards will vest in full should he or she be involuntarily terminated, or should he or she voluntarily resign under certain circumstances, within 18 months following the transaction. The severance agreements and acceleration provisions of our equity awards are designed to promote stability and continuity of senior management. For further discussion, see the section entitled “Potential Payments upon Termination or Change-in-Control” elsewhere in this proxy statement.

Perquisites and Other Benefits. Equinix generally does not provide executives with perquisites. In 2006, an aggregate of $2,714 was paid to the named executive officers as remuneration for personal travel expenses and airline club memberships. None of our named executive officers received tax gross-ups or other amounts during 2006 for the payment of taxes in connection with other compensation payments.

Corporate Governance

Process for reviewing and adjusting executive pay.

Executive pay is reviewed at least annually to determine positioning to the market place. The 2006 compensation proposals were first considered by the Committee in December of 2005 and approved in January of 2006. In addition to reviewing executive officers’ compensation against the competitive peer group, the Committee also considers recommendations from the chief executive officer regarding total compensation for the named executive officers who report directly to him. The chief executive officer, as the manager of the members of the executive team, assesses the named executive officers’ contributions to Equinix’s performance and makes a recommendation to the Committee with respect to any merit increase in salary, annual incentive compensation and equity refresh grant for each named executive officer, other than himself. The Committee meets to evaluate, discuss and modify or approve these recommendations, and to conduct a similar evaluation of the chief executive officer’s contributions to corporate goals. The Committee can exercise its discretion in modifying any recommended adjustments or awards to the named executive officers.

Management provides the Committee with historical and prospective breakdowns of each of the compensation components for each named executive officer. In addition, management provides the Committee with a review of the unvested shares held by each named executive officer, the potential value of those unvested shares over a four-year period, and how that value compares to the competitive market for similar positions. This analysis allows the Committee to evaluate the degree to which unvested shares held by a named executive officer hold retention value. In 2006, the Committee was also provided with “tally sheets” outlining the total compensation paid to each named executive officer in 2006 and proposed for 2007. In addition, the tally sheets outlined and quantified the potential payments upon termination or change-in-control that would be paid to each named executive officer. Management intends to provide tally sheets to the Committee on an annual basis going forward.

As described above, members of management support the Committee in its work. An outside consulting firm called The Nieto Group is also used to conduct executive compensation benchmarking analyses. In addition, the Committee has the exclusive authority under its charter to engage the services of outside counsel, consultants, accountants and other advisers to assist the Committee in carrying out its duties. In accordance with this authority, in 2006 the Committee engaged the services of Compensia, Inc. to advise the Committee on matters related to compensation for executive officers and other key employees, and on best practices to follow as they reviewed and made decisions on Equinix’s 2007 compensation programs.

Process for Granting Equity Awards

As described above, the 2006 restricted stock awards with performance-based vesting were granted to the named executive officers at a meeting of the Committee in January 2006.

Prior to making an offer to a new executive officer, the Committee will approve the terms of the offer of employment, including any proposed equity grant, through their regularly scheduled meeting or by unanimous written consent of the Committee. Replenishment stock grants to executive officers are made at regularly scheduled meetings of the Committee or by unanimous written consent and are generally made once each year at the time of the Committee’s annual review of executive officer performance.

Equinix does not have a program, plan or practice to time equity grants in coordination with the release of material, non-public information. Nor do we have a program, plan or practice of awarding equity grants and setting the exercise price or fair market value based on the stock’s price on a date other than the actual grant date. In 2006, all awards were made at or above the fair market value at the time of the award. As discussed below under the heading, “2006 Stock Option Investigation,” the Audit Committee of our Board concluded that the accounting measurement dates for certain historical stock option grants differed from their actual grant dates. We have since implemented policies and practices to ensure that the grant dates for options and other equity awards conform to the policies discussed above. Accordingly, the exercise price of stock option grants and the value of restricted stock awards will be determined using the closing selling price of the common stock on the date of grant.

However, on any date an award is made on which our common stock does not have a reported closing selling price, whether because the common stock did not trade on that day or for any other reason, then the fair market value of our common stock on that date (used to set the exercise price of options and determine the value of restricted stock awards) shall mean the closing selling price as of the first date following the applicable date on which there is a reported closing selling price for the common stock.

2006 Stock Option Investigation

In June 2006, the Audit Committee of our Board commenced an independent investigation of our historical stock option granting practices and related accounting with the assistance of independent outside legal counsel. The review covered the timing and pricing of all stock option grants made under our stock option plans since August 11, 2000, the day after our initial public offering.

Also in June 2006, and subsequent to the commencement of the Audit Committee’s investigation, we received an informal inquiry from the Securities and Exchange Commission (“SEC”) and a grand jury subpoena from the United States Attorney for the Northern District of California (“U.S. Attorney”) requesting documents related to our stock option grants and practices.

The Audit Committee, with the support of independent outside legal counsel, concluded that Equinix did not engage in intentional or fraudulent misconduct in the granting of stock options. However, the accounting measurement dates for certain historical stock option grants differed from their actual grant dates. As a result of revising the accounting measurement dates for these stock option grants, we recorded an additional non-cash stock-based compensation charge totaling $444,000 in our consolidated financial statements for the six month period ended June 30, 2006.

In December 2006, the SEC formally notified Equinix that it had terminated its investigation of our stock option grants and practices and no enforcement action was recommended. In January 2007, the U.S. Attorney formally notified Equinix of the withdrawal of its grand jury subpoena.

Repricing of Certain Equity Awards

On September 25, 2003, the Committee granted an option to Peter Van Camp for 350,000 shares of common stock at 85% of fair market value (the “2003 Option”). While the Committee intended to grant Mr. Van Camp the 2003 Option at below fair market value to bring his compensation in line with competitive market compensation data, it was subsequently determined that such below-market grant had negative tax implications for Mr. Van Camp due to the enactment of a new tax law, Section 409A of the Internal Revenue Code (the “Code”). As a result, in December of 2006, the Committee approved an amendment to the 2003 Option to raise the exercise price from $17.697 to $20.82, the fair market value on the date of grant, with respect to 67,167 of the shares. Mr. Van Camp received no additional compensation for this upward repricing.

Also in December of 2006, four other discounted option grants held by our named executive officers were repriced to avoid negative tax consequences under Section 409A of the Code. These grants were not intended to be granted at a discount but were determined to be misdated grants as a result of the stock option investigation described above. Options to purchase a total of 82 shares granted to each of Marjorie Backaus, Peter Ferris and Renée Lanam on January 9, 2001 were repriced from $119 to $122, the fair market value on January 10, 2001. Additionally, options to purchase a total of 3,126 shares granted on April 9, 2001 to Mr. Van Camp were repriced from $29.44 to $43.20, the fair market value on April 11, 2001. No additional compensation was paid as a result of these upward repricings.

Stock Ownership/Retention.

Equinix does not currently maintain any stock ownership or retention policies for named executive officers.

Equinix’s Insider Trading Policy prohibits named executive officers from hedging the economic risk of their equity positions in Equinix by trading in any interest or position relating to the future price of Equinix securities, such as a put, call or short sale. This prohibition prevents the appearance of impropriety and guards against any investigative action by the SEC, or other regulatory authority, in the event of any unusual activity in the stock or the stock price performance.

Equinix has authorized the use of 10b5-1 trading plans by executives so that their liquidation of Equinix’s securities may occur in an orderly and regular fashion. Currently, each of the named executive officers is a party to a 10b5-1 plan.

Financial Restatement

The Committee has not adopted a policy with respect to whether Equinix will make retroactive adjustments to any cash or equity based incentive compensation paid to executive officers or others where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. To date, Equinix has not restated any of its financial results.

Accounting and Tax Considerations

Accounting Considerations

Base salary and annual incentive compensation are expensed by Equinix when the services are rendered by the individual employees. In terms of long term incentive compensation, the fair market value of stock options and restricted stock awards, determined as of their grant date, is amortized as an expense over the term of the vesting period.

For 2006, the compensation cost of the total equity program under FAS Statement 123R, a statement from the Financial Accounting Standards Board requiring that all equity based awards to employees be recognized in the income statement based upon their fair value, was approximately $30.8 million. The FAS 123R cost is considered by management in evaluating compensation levels at Equinix. In anticipation of FAS 123R, Equinix changed the contractual life of a standard option grant from 10 years down to 7 years. Equinix has not made any other meaningful changes to equity grant practices as a result of FAS 123R.

Tax Considerations

Section 162(m) of the Code

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct for income tax purposes in any one year with respect to each of our five most highly paid executive officers. There is an exemption to the $1 million limitation for performance-based compensation meeting certain requirements.

To qualify for the exemption from the $1 million deduction limitation, our stockholders approved a limitation under our 2000 Equity Incentive Plan on the maximum number of shares of common stock for which any one participant may be granted stock options per fiscal year. This limitation was subsequently re-approved by our stockholders in 2004. Because this limitation was adopted, any compensation deemed paid to a named executive officer when he or she exercises an option under the 2000 Equity Incentive Plan with an exercise price that is at least equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. The spread between the strike price of the option, and the fair market value of Equinix’s common stock at the time of exercise, is taken as a deduction by Equinix.

However, the restricted stock awards with performance-based vesting granted under the 2000 Equity Incentive Plan and the annual incentive program do not meet the exemption requirements and as such are subject to the $1 million deduction limitation. To maintain flexibility in compensating our named executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible. Although some amounts we record as compensation to certain named executive officers may be limited by Section 162(m), the limitation does not result in the current payment of increased federal income taxes by us due to our significant net operating loss carry forwards. The Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards not to comply with Section 162(m) if it determines that such action is appropriate and in our best interests.

At our 2007 Annual Meeting of Stockholders, we are asking our stockholders to approve terms under which long-term incentive awards for covered employees would be performance-based for purposes of exemption from the limitations of Section 162(m). See “Proposal 3” of this proxy statement for more information about the terms.

Section 409A of the Code

The tax rules relating to nonqualified deferred compensation arrangements were changed when Section 409A was added to the Code. Equinix believes it is currently operating in compliance with the statutory provisions which were effective January 1, 2005.

Compensation Committee Report

Equinix’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Steven P. Eng, Chairman

Scott G. Kriens

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by, or paid to Equinix’s “principal executive officer,” “principal financial officer” and the three other highest paid executive officers whose total compensation for the year ended December 31, 2006 exceeded $100,000 (our “named executive officers”).

Equinix has not entered into employment agreements with any of the named executive officers but has entered into severance agreements pursuant to which each named executive officer is entitled to cash severance upon certain terminations of employment. Our named executive officers are also entitled to certain vesting acceleration benefits upon a change-in-control of Equinix. See the section entitled “Potential Payments upon Termination or Change-in Control” elsewhere in this proxy statement for further discussion.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(5) ($)	Total ($)
Peter F. Van Camp	2006	418,317	1,361,016	750,924	284,059	6,600	2,820,916
Executive Chair and former Chief Executive Officer & President
Keith D. Taylor	2006	248,000	1,153,199	177,154	119,807	6,600	1,704,760
Chief Financial Officer
Renée F. Lanam	2006	284,417	1,294,018	295,195	165,218	6,600	2,045,448
Chief Development Officer & Secretary
Peter T. Ferris	2006	241,000	998,460	186,260	161,763(4)	6,600	1,594,083
Senior Vice President, Worldwide Sales(3)
Marjorie S. Backaus	2006	231,417	950,214	170,091	112,078	6,600	1,470,400
Chief Business Officer

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R), excluding any forfeiture estimates, and thus includes amounts from awards granted in and prior to 2006. See Note 13 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007 for a discussion of all assumptions made by Equinix in determining the FAS 123(R) values of our equity awards.
(2)	The amounts in this column reflect the cash bonus awards to the named executive officers under our 2006 annual incentive plan, discussed in greater detail in “Compensation Discussion and Analysis” in this proxy statement.
(3)	Mr. Ferris was promoted to senior vice president, worldwide sales in December 2006. Prior to this promotion, his title was vice president, worldwide sales.
(4)	Includes awards under Mr. Ferris’s 2006 sales incentive plan.
(5)	Amounts reflect matching contributions made by Equinix to the named executive officers’ respective 401(k) plan accounts.

“Salary” and “non-equity incentive plan compensation” accounted for the following percentages of the total compensation of the named executive officers in 2006.

Name	Salary as % of Total Compensation	Non-Equity Incentive Plan Compensation as % of Total Compensation
Peter F. Van Camp	15%	10%
Keith D. Taylor	15%	7%
Renée F. Lanam	14%	8%
Peter T. Ferris	15%	10%
Marjorie S. Backaus	16%	8%

2006 Grants of Plan-Based Awards Table

The following table sets forth each non-equity incentive plan award and equity award granted to Equinix’s named executive officers during fiscal year 2006.

Each individual listed below was granted a non-equity incentive plan award pursuant to our 2006 annual incentive plan. Bonus levels depend on Equinix’s achievement of specific goals related to revenue and EBITDA in the 2006 operating plan approved by Equinix’s Board of Directors. The amounts in the “minimum” column below, which are half of the target amounts, reflect the minimum amount payable under the plan, payable if Equinix achieved 95% of both the revenue and EBITDA goals in the operating plan. The amounts shown in the “target” column below reflect the target payment level under the 2006 annual incentive plan if Equinix achieved both the revenue and EBITDA goals in the operating plan. The amounts in the “maximum” column reflect the maximum payment level, which is two times the target amount, payable if Equinix over-performed against the revenue and EBITDA goals by a set amount. For performance in between the “target” and “maximum” levels, a pro-rated amount was funded in 2006. In addition, Mr. Ferris, our senior vice president, world wide sales, also participated in a 2006 sales incentive plan. Pursuant to this plan, Mr. Ferris was eligible for commissions based on bookings of new monthly recurring revenue and net increase in price objectives on both a quarterly and annual basis. Both the 2006 annual incentive plan and the 2006 sales incentive plan are discussed in greater detail in “Compensation Discussion and Analysis” elsewhere in this proxy statement. The actual amounts paid to each named executive officer are shown in the Summary Compensation Table above.

We granted an award of performance-based restricted stock with both service and price appreciation vesting triggers to each of our named executive officers on January 10, 2006. These awards were made pursuant to our 2000 Equity Incentive Plan. The awards are subject to four-year, semi-annual vesting, and will only vest if our common stock appreciates to pre-determined levels. The award granted to Mr. Van Camp had a vesting commencement date of January 15, 2007. The awards granted to the other named executive officers commenced vesting on January 1, 2006 (except with respect to Ms. Lanam, whose award began vesting on January 8, 2006). The shares subject to each award will accelerate in the event of a change-in-control of Equinix or an involuntary termination of the named executive officer within 18 months after a change-in-control, as described in greater detail in “Potential Payments upon Termination or Change-in-Control” elsewhere in this proxy statement.

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards		Grant Date Fair Value of Stock and Option Awards(1) ($)
	Grant Date	Minimum ($)		Target ($)		Maximum ($)		Target (#)	Maximum (#)
Peter F. Van Camp	01/10/2006							40,000	40,000	1,741,600
Peter F. Van Camp	N/A	73,500		147,000		294,000
Peter F. Van Camp	12/15/2006									0	(2)
Peter F. Van Camp	12/19/2006									0	(2)
Keith D. Taylor	01/10/2006							35,000	35,000	1,513,050
Keith D. Taylor	N/A	31,000		62,000		124,000
Renée F. Lanam	01/10/2006							33,000	33,000	1,426,590
Renée F. Lanam	N/A	42,750		85,500		171,000
Renée F. Lanam	12/19/2006									0	(2)
Peter T. Ferris	01/10/2006							28,000	28,000	1,210,440
Peter T. Ferris	N/A	12,100		24,200		48,400
(annual incentive plan)
Peter T. Ferris	N/A	20,000	(3)	100,000	(4)	120,000	(5)
(sales incentive plan)
Peter T. Ferris	12/20/2006									0	(2)
Marjorie S. Backaus	01/10/2006							25,000	25,000	1,080,750
Marjorie S. Backaus	N/A	29,000		58,000		116,000
Marjorie S. Backaus	12/26/2006									0	(2)

(1)	The amounts in this column represent the aggregate grant date fair value of the equity award calculated in accordance with FAS 123 (R). See Note 13 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007 for a discussion of all assumptions made by Equinix in determining the FAS 123(R) values of our equity awards.
(2)	In 2006, five below-market grants to our named executive officers were repriced upwards to avoid negative tax implications under a new tax law, Section 409A of the Internal Revenue Code. No additional compensation was paid to the named executive officers in connection with these repricings which are discussed in greater detail in “Compensation Discussion and Analysis” in this proxy statement. We incurred no incremental FAS 123 (R) expense as a result of these repricings.
(3)	Represents the minimum amount payable under the sales incentive plan, which is 20% of the target amount, if Equinix achieves 80% of its new monthly recurring revenue and net increase in price objectives for one quarter.
(4)	Represents the target amount payable under the plan if Equinix achieves both its new revenue and net increase in price objectives for the year.
(5)	Represents the maximum amount payable under the sales incentive plan if Equinix achieves its new revenue and net increase in price objectives and achieves a specified level of additional net price increases.

Outstanding Equity Awards at 2006 Fiscal Year-End Table

The following table sets forth information regarding each unexercised option and all unvested stock held by each of our named executive officers as of December 31, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(1) (#) Exercisable		Number of Securities Underlying Unexercised Options(1) (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(11) ($)
Peter F. Van Camp	695		0	144.00	05/15/2010	40,000	(2)	3,024,800
	96,337		0	144.00	05/15/2010	41,250	(3)	3,119,325
	20,788		0	29.44	04/09/2011
	13,587		0	29.44	04/09/2011
	3,126		0	43.20	04/09/2011
	7,813	(4)	0	22.40	04/22/2012
	2,600	(5)	0	3.25	03/06/2013
	112,000	(6)	0	17.697	09/25/2013
	63,000	(6)	0	20.82	09/25/2013
	138,000		37,375	30.02	02/09/2014
Keith D. Taylor	625	(7)	0	224.00	06/13/2010	30,625	(2)	2,315,863
	2,344		0	119.00	01/09/2011	17,500	(3)	1,323,350
	7,813	(8)	0	12.16	09/26/2011
	54,000		14,625	30.02	02/09/2014
Renée F. Lanam	1,250	(7)	0	224.00	06/13/2010	28,875	(2)	2,183,528
	782	(9)	0	128.00	04/18/2010	28,125	(3)	2,126,813
	7,812	(9)	0	128.00	04/18/2010
	3,825		0	119.00	01/09/2011
	82		0	122.00	01/09/2011
	5,938	(8)	0	12.16	09/26/2011
	42,125		24,375	30.02	02/09/2014
Peter T. Ferris	1,750	(7)	0	224.00	06/13/2010	24,500	(2)	1,852,690
	3,825		0	119.00	01/09/2011	18,125	(3)	1,370,613
	82		0	122.00	01/09/2011
	44,193		15,438	30.02	02/09/2014
Marjorie S. Backaus	10,547	(10)	0	32.00	11/10/2009	21,875	(2)	1,654,188
	1,750	(7)	0	224.00	06/13/2010	19,375	(3)	1,465,318
	3,825		0	119.00	01/09/2011
	82		0	122.00	01/09/2011
	3,438	(8)	0	12.16	09/26/2011
	196	(4)	0	22.40	04/22/2012
	24,000		14,084	30.02	02/09/2014

(1)	Except as otherwise noted below, all options held by our named executive officers vest ratably over 48 months. See “Potential Payments upon Termination or Change-in-Control” elsewhere in this proxy statement for a discussion of the acceleration provisions applicable to our named executive officers’ equity awards.
(2)	Each of the individuals listed above received a grant of restricted stock on February 8, 2005. Vesting of these shares occurs semi-annually over four years from a vesting commencement date of January 1, 2005 (except with respect to Mr. Van Camp and Ms. Lanam, whose vesting commencement dates are January 15, 2005 and January 8, 2005, respectively) and will only vest if the stock appreciates to pre-determined levels.
(3)	Each of the individuals listed above received a grant of restricted stock on January 10, 2006. Vesting of these shares occurs semi-annually over four years from a vesting commencement date of January 1, 2006 (except with respect to Mr. Van Camp and Ms. Lanam, whose vesting commencement dates are January 15, 2007 and January 8, 2006, respectively) and will only vest if the stock appreciates to pre-determined levels.
(4)	Option vested over four years, 25% on the one year anniversary of the grant date, or April 22, 2003, followed by 36 months of ratable monthly vesting.
(5)	Option vested ratably over 36 months from January 1, 2003.
(6)	Option vested ratably over 36 months from September 25, 2003.
(7)	Option vested over four years, 25% on the one year anniversary of the grant date, or June 13, 2001, followed by 36 months of ratable monthly vesting.
(8)	Option vested ratably over 24 months from September 26, 2001.
(9)	Option vested as to 15% of the total shares on the one-month anniversary of the grant date, or May 18, 2000, followed by 41 months of ratable monthly vesting.
(10)	Option vested over four years, 25% on the one year anniversary of the grant date, or November 18, 2000, followed by 36 months of ratable monthly vesting.
(11)	Computed in accordance with Securities and Exchange Commission rules as the number of unvested shares multiplied by the closing price of Equinix’s common stock at the end of the 2006 fiscal year, which was $75.62 on December 29, 2006. The actual value realized by the officer depends on whether the shares vest and the future performance of Equinix’s common stock.

2006 Option Exercises and Stock Vested Table

The following table shows the number of shares acquired upon exercise of options by each named executive officer during fiscal year 2006 and the number of shares of restricted stock held by each named executive officer that vested during fiscal year 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Peter F. Van Camp	165,000	7,184,350	16,500	782,843
Keith D. Taylor	32,750	1,622,958	11,375	600,338
Renée F. Lanam	84,032	3,537,362	15,375	768,810
Peter T. Ferris	78,433	3,618,516	10,750	565,163
Marjorie S. Backaus	60,892	2,304,236	10,875	570,300

(1)	Value realized is based on the fair market value of our common stock on date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the named executive officer.
(2)	Value realized is based on the fair market value of our common stock on the vesting date multiplied by the number of shares vested and does not necessarily reflect proceeds actually received by the named executive officer.

Potential Payments Upon Termination or Change in Control

Cash Severance Agreements

We have entered into severance agreements with each of our named executive officers. Under the severance agreements, each named executive officer is entitled to the following benefits from Equinix if he or she is subject to an involuntary termination, provided he or she signs a general release of claims:

•	A lump sum severance payment equal to 100% of the officer’s annual base salary and maximum bonus (at the annual rate in effect at the time of the involuntary termination); and

•

If the officer elects to continue his or her health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) then Equinix will pay the officer’s monthly premium under COBRA for up to the 12-month period following cessation of his or her employment.

The severance agreements also contain non-solicitation, non-competition (during employment with Equinix), and cooperation and non-disparagement covenants.

The following definitions are used in the severance agreements with our named executive officers:

•	“Involuntary Termination” means either the officer voluntarily resigns his or her employment for good reason or Equinix terminates the officer’s employment for any reason other than cause.

•	“Good reason” means either:

•	a change in the officer’s position with Equinix that materially reduces his or her authority or level of responsibility;

•	a reduction in the officer’s level of compensation (including base salary and target bonus) other than pursuant to a company-wide reduction of compensation; or

•	a relocation of the officer’s place of employment by more than 30 miles.

•

“Cause” includes the officer’s unauthorized use or disclosure of trade secrets which causes material harm to Equinix, the officer’s conviction of, or a plea of “guilty” or “no contest” to, a felony, or the officer’s gross misconduct.

The following table estimates the amount of compensation and benefits payable to each of our named executive officers under the severance agreements described above as if their employment terminated on December 29, 2006, the last business day of the last fiscal year.

NEO	Base Salary Severance(1)	Bonus Severance(1)	COBRA Premiums(2)	Total
Peter F. Van Camp	$420,000	$294,000	$11,240	$725,240
Keith D. Taylor	$248,000	$124,000	$18,414	$390,414
Renée F. Lanam	$285,000	$171,000	$ 5,501	$461,501
Peter T. Ferris	$242,000	$168,400	$18,414	$428,814
Marjorie S. Backaus	$232,000	$116,000	$ 5,501	$353,501

(1)	The amounts in these columns are based on the officer’s 2006 base salary and maximum bonus potential.
(2)	The amounts in this column represent the cost of the executive’s monthly health care premium under COBRA for a 12-month period.

Equity Vesting Acceleration

Pursuant to our 2000 Equity Incentive Plan and 2001 Supplemental Stock Plan, upon a change-in-control of Equinix, each outstanding option and all shares of restricted stock will generally become fully vested unless the surviving corporation assumes the option or award or replaces it with a comparable award. Any options which are assumed or replaced in the transaction and do not otherwise accelerate at that time will become fully vested if the holder is subject to an involuntary termination within 18 months following the change-in-control.

In addition, options and restricted shares granted to our named executive officers and other executive officers provide for an additional 12 months of vesting upon a change-in-control of Equinix, regardless of whether any applicable stock price appreciation targets have been obtained.

A “change-in-control” includes:

•	a merger of Equinix after which our stockholders own less than 50% of the surviving corporation or its parent company;

•	a sale of all or substantially all of our assets;

•	a proxy contest that results in the replacement of more than one-half of our directors over a 24-month period; or

•	an acquisition of 50% or more of our outstanding stock by any person or group, other then a person related to Equinix, such as a holding company owned by our stockholders.

An “involuntary termination” includes:

•	an involuntary dismissal by Equinix for reasons other than misconduct; or

•

a voluntary resignation following (i) a change in his or her position that materially reduces his or her responsibility level; (ii) a reduction in his or her level of compensation; or (iii) a relocation of his place of employment by more than 50 miles, in each case without consent.

“Misconduct” means the commission of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure by such person of confidential information or trade secrets of Equinix, or any other intentional misconduct by such person adversely affecting the business or affairs of Equinix in a material manner.

The following table describes the potential vesting acceleration for each named executive officer upon a change-in-control as if the change-in-control occurred on December 29, 2006, the last business day of the last fiscal year. The closing price of Equinix’s common stock on December 29, 2006 was $75.62, which was used as the value of Equinix’s common stock in the change-in-control.

In the case of stock options, the value of the vesting acceleration was calculated by multiplying the number of unvested option shares by the difference between the closing price of Equinix’s common stock on December 29, 2006 and the exercise price for such unvested option shares.

In the case of restricted shares, the value of the vesting acceleration was calculated by multiplying the number of unvested restricted shares by the closing price of Equinix’s stock on that date.

NEO	12-Month Vesting Upon a CIC	Full Vesting Upon Involuntary Termination following a CIC(1)
Peter F. Van Camp	$3,577,130	$7,848,425
Keith D. Taylor	$1,806,615	$4,306,113
Renée F. Lanam	$2,500,590	$5,421,840
Peter T. Ferris	$1,727,385	$3,927,275
Marjorie S. Backaus	$1,651,480	$3,761,555

(1)	Assumes change-in-control and involuntary termination occurred simultaneously on December 29, 2006 and thus includes the 12 months of vesting upon a change-in-control.

Certain Relationships and Related Transactions

Transactions with Affiliates of STT Communications

A significant amount of Equinix’s Asia-Pacific revenues are generated in Singapore and a significant portion of the business in Singapore is transacted with entities affiliated with STT Communications, the parent company of our single largest stockholder. For the year ended December 31, 2006, sales to entities affiliated with STT Communications totaled $5,016,000 and purchases of goods and services from entities affiliated with STT Communications totaled $2,663,000.

Transactions with StarHub Ltd.

For the year ended December 31, 2006, sales to entities affiliated with StarHub Ltd. totaled $68,000 and purchases of bandwidth from entities affiliated with StarHub Ltd. totaled $446,000. One of our directors, Steven T. Clontz, is the president and chief executive officer of StarHub Ltd.

Transactions with Cisco Systems

For the year ended December 31, 2006, sales to Cisco Systems, Inc. (“Cisco”) totaled $252,000 and purchases from Cisco of hardware for our network setup, and maintenance and support for this equipment,

totaled $467,000. One of our former directors, Michelangelo A. Volpi, was an officer of Cisco while serving on our Board of Directors.

Approval of Related Transactions

Per its written charter, Equinix’s Audit Committee is responsible for reviewing and approving all related party transactions in accordance with the rules of the NASDAQ National Market. Related parties include any of our directors or executive officers, our greater than 5% stockholders, and their immediate family members.

We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. To identify related party transactions, each year we require our directors and executive officers to complete a Director and Officer Questionnaire identifying any transactions with us in which the executive officer or director or their family members have an interest. We also ask our directors to update their list of companies they are affiliated with on a quarterly basis to help us identify related party transactions.

Finally, our Code of Business Conduct establishes corporate standards of behavior for all our employees, officers, and directors and sets our expectations of contractors and agents. Our Code of Business Conduct seeks to deter wrongdoing and to promote honest and ethical conduct, and encourages the reporting of illegal or unethical behavior. Waivers of the Code of Business Conduct may be granted by Equinix’s chief executive officer or compliance officer, provided that waivers for executive officers or directors may only be granted by the Board of Directors or by one of its committees.

The Audit Committee Charter and the Code of Business Conduct are available on the corporate governance section of Equinix’s website at www.equinix.com.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Equinix is asking the stockholders to ratify the appointment of PricewaterhouseCoopers LLP as Equinix’s independent registered public accounting firm for the fiscal year ending December 31, 2007. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

If the stockholders fail to ratify the selection, the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Equinix and its stockholders.

PricewaterhouseCoopers LLP has audited Equinix’s financial statements since 2000. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 2

PROPOSAL 3

APPROVAL OF LONG-TERM INCENTIVE PERFORMANCE TERMS

FOR CERTAIN EXECUTIVES

Under Section 162(m) of the Internal Revenue Code, in order for compensation in excess of $1,000,000 paid in any year to any “covered employee” to be deductible by Equinix, such compensation must qualify as “performance-based.” The Compensation Committee of the Board of Directors has adopted the following terms, subject to stockholder approval, under which long-term incentive awards for covered employees would be performance-based for purposes of exemption from the limitations of Section 162(m). Covered employees are defined by 162(m) of the Code as a company’s chief executive officer or any of such company’s four other most highly compensated executive officers named in the proxy statement and for this purpose include our executive officers (as they may be constituted from time to time, and including persons who may become covered employees between the time of grant and payment of the award).

Actual awards are made pursuant to other plans such as Equinix’s 2000 Equity Incentive Plan. To ensure their deductibility under the Internal Revenue Service rules, the amount of certain awards under applicable plans may be determined using the process set forth in these terms.

For each fiscal year or performance period, the Compensation Committee may select one or more performance measures and set the performance goals for these measures. The performance criteria for long-term incentive performance awards (whether such awards take the form of stock or stock units or equivalents) made (or paid) to any covered employee shall consist of objective tests based on one or more of the following: earnings, cash flow, customer satisfaction, revenues, financial return ratios, market performance, stockholder return and/or value, operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, stock price, working capital, and changes between years or periods that are determined with respect to any of the above-listed performance criteria. The performance period may extend over two to five calendar years, and may overlap one another. Performance criteria may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. The permissible forms, in which a performance goal may be expressed, include percentage growth, performance against an index or peer companies, absolute growth, cumulative growth, a designated absolute amount, percent of sales, and per share of common stock outstanding. The formula for any such award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss, and will be based on accounting rules and related Equinix accounting policies and practices in effect on the date these awards are approved by the Compensation Committee.

Under these terms, no employee may receive a long-term incentive award in any performance period for more than 250,000 shares, stock units or share equivalents, subject to adjustment for changes in corporate capitalization, such as stock splits. In addition, these awards are subject to any further limitations, including per-participant limits, that may be specified in Equinix’s 2000 Equity Incentive Plan or any variable compensation plans under which actual awards are authorized and issued.

Awards under these terms will be based upon Equinix’s future performance and no incentive compensation under these terms has yet been awarded or earned by any covered employee. Accordingly, the amount of long-term incentive compensation to be paid in the future to Equinix’s current and future covered employees under these terms cannot be determined at this time, as actual amounts will depend on the size of such awards, on actual performance and on the Compensation Committee’s discretion to reduce such amounts. For an understanding of the size and structure of these awards in the past, see the Outstanding Equity Awards at 2006 Fiscal Year-End table. Nothing in these terms precludes the Compensation Committee from making any payments or granting any awards outside of these terms that are not designed to qualify for tax deductibility under Section 162(m).

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 3

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee serves as the representative of the Board of Directors for general oversight of Equinix’s financial accounting and reporting process, system of internal control, audit process, process for monitoring compliance with laws and regulations, and Equinix’s Code of Ethics for Chief Executive Officer and Senior Financial Officers. The Audit Committee annually appoints an independent registered public accounting firm to audit the financial statements and attestation of management’s assertion of the effectiveness of Equinix’s internal controls. A more detailed description of the functions of the Audit Committee can be found in Equinix’s Audit Committee Charter, published on the corporate governance section of Equinix’s website at www.equinix.com.

During fiscal year 2006, the Audit Committee consisted of Messrs. Eng, Hromadko and Lavigne. Mr. Lavigne resigned from the Board of Directors and the Audit Committee effective February 8, 2007. Mr. Lavigne was the Audit Committee’s chairman and considered its financial expert. A search is currently underway for his replacement. The Audit Committee held 13 meetings during the last fiscal year.

Equinix’s management has primary responsibility for preparing Equinix’s financial statements and maintaining Equinix’s financial reporting process. Equinix’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), is responsible for expressing an opinion on the conformity of Equinix’s audited financial statements to generally accepted accounting principles and attestation of management’s assertion of the effectiveness of Equinix’s internal controls. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm and the experience of the Audit Committee’s members in business, financial and accounting matters.

In this context, the Audit Committee hereby reports as follows:

•	The Audit Committee has reviewed and discussed the audited financial statements with Equinix’s management and the independent registered public accounting firm.

•

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standard, AU 380).

•

The Audit Committee discussed with the independent registered public accounting firm their independence from Equinix and its management. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent registered public accounting firm their independence.

Aggregate fees for professional services rendered for Equinix by PricewaterhouseCoopers as of, or for the years ended December 31, 2006 and 2005, were:

	December 31,
	2006	2005
Audit	$1,194,439	$1,450,625
Audit-related	831,795	144,437
Tax	37,072	125,616
All Other	—	—

Total	$2,063,306	$1,720,678

The Audit fees for the years ended December 31, 2006 and 2005, respectively, were for professional services rendered for the audits of the consolidated financial statements of Equinix and its subsidiaries’ audits. In addition, the professional services included comfort letters, consents and assistance with the review of documents filed with the Securities and Exchange Commission.

The Audit-related fees as of the years ended December 31, 2006 and 2005, respectively, were for assurance and related services related to employee benefit plan audits, due diligence related to corporate transactions, accounting consultations, advisory services related to Equinix’s review of its internal controls and, for 2006, services related to the Audit Committee’s independent investigation of Equinix’s historical stock option granting practices and related accounting.

The Tax fees as of the years ended December 31, 2006 and 2005, respectively, were for services related to tax compliance, tax planning and tax advice, including assistance with and representation in tax audits and appeals.

Equinix’s Audit Committee adopted pre-approval policies and procedures for audit and non-audit services during the fiscal year 2003. All audit, audit-related and tax services are approved in advance by Equinix’s Audit Committee to assure they do not impair the independence of Equinix’s independent registered public accounting firm. At the beginning of each fiscal year, management prepares an estimate of all such fees for the duration of the fiscal year and submits the estimate to the Audit Committee for review and pre-approval. Any modifications to the estimates are submitted to the Audit Committee for pre-approval at the next regularly scheduled Audit Committee meeting, or if action is required sooner, to the chairman of the Audit Committee. All fees paid to Equinix’s independent registered public accounting firm during the fiscal years 2006 and 2005 were in accordance with this pre-approval policy.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee approved the audited financial statements and recommended that the audited financial statements be included in Equinix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also approved, subject to stockholder ratification, the selection of PricewaterhouseCoopers LLP as Equinix’s independent registered public accounting firm.

Each of the members of the Audit Committee is independent as such term is defined under the rules of the Securities and Exchange Commission and the listing standards of the NASDAQ National Market.

Submitted by the following members of the Audit Committee:

Steven P. Eng

Gary F. Hromadko

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

The members of the Board of Directors, the executive officers of Equinix, and persons who hold more than 10% of Equinix’s outstanding common stock (“Section 16 Insiders”) are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of Equinix’s common stock and their transactions in such common stock. Based on (i) the copies of Section 16(a) reports filed for the members of the Board of Directors and the executive officers for their 2006 fiscal year transactions in the common stock and their common stock holdings and (ii) the written representations received by such persons, Equinix believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by Section 16 Insiders.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

A number of brokers with account holders who are stockholders of Equinix will be “householding” Equinix’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Equinix, Inc., 301 Velocity Way, Fifth Floor, Foster City, California 94404, Attn: Treasurer, or contact Equinix’s treasurer by telephone at (650) 513-7000 and a separate proxy statement and annual report will be delivered to you promptly. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Stockholders who intend to have a proposal considered for inclusion in Equinix’s proxy materials for presentation at the 2008 Annual Meeting of Stockholders (the “2008 Annual Meeting”) pursuant to Rule 14a-8 of the Exchange Act must submit the proposal to Equinix no later than January 2, 2008. Pursuant to Rule 14a-4(c) of the Exchange Act and Equinix’s bylaws, as amended, stockholders who intend to present a proposal at the 2008 Annual Meeting without inclusion of such proposal in the proxy materials are required to notify Equinix of such proposal not earlier than February 16, 2008 and not later than March 17, 2008. If Equinix does not receive notification of the proposal within that time frame, the proxy holders will be allowed to use their discretionary voting authority to vote on such proposal when the proposal is raised at the 2008 Annual Meeting.

All stockholder proposals and notice of stockholder proposals should be sent to Equinix at 301 Velocity Way, Fifth Floor, Foster City, California 94404, Attn: General Counsel. Equinix reserves the right to reject, rule out of order, or take other appropriate action with respect to any stockholder proposal that does not satisfy the conditions and rules established by the Securities and Exchange Commission.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Equinix will mail without charge, upon written request, a copy of Equinix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Requests should be sent to Equinix, Inc., at 301 Velocity Way, Fifth Floor, Foster City, California 94404, Attn: Investor Relations.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Peter F. Van Camp

Peter F. Van Camp

Executive Chair

Foster City, California

May 1, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR FOLLOW THE INSTRUCTIONS BELOW TO SUBMIT YOUR PROXY BY TELEPHONE OR ON THE INTERNET. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

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DESIGNATION (IF ANY)

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m., Central Time, on June 7, 2007.

Vote by Internet

• Log on to the Internet and go to

www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United

States, Canada & Puerto Rico any time on a touch tone

telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.☒

Annual Meeting Proxy Card

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. To elect the following directors to serve for a term ending upon the 2008 Annual Meeting or until their successors have been duly elected and qualified.

For Withhold

For Withhold

For Withhold

01 - Steven T. Clontz

02 - Steven P. Eng

03 - Gary F. Hromadko

04 - Scott G. Kriens

05 - Irving F. Lyons, III

06 - Stephen M. Smith

07 - Peter F. Van Camp

For

Against

Abstain

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

3. To approve long-term incentive performance terms for certain executives.

For

Against

Abstain

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

B Non-Voting Items

Change of Address —Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Equinix, Inc.

301 Velocity Way, Fifth Floor, Foster City, California 94404

This Proxy is Solicited on Behalf of the Board of Directors of Equinix, Inc.

for the Annual Meeting of Stockholders to be held June 7, 2007

The undersigned holder of Common Stock, par value $.001, of Equinix, Inc. (the “Company”) hereby appoints Peter F. Van Camp and Keith D. Taylor, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 7, 2007 at 10:30 a.m. local time, at the Company’s headquarters located at 301 Velocity Way, Foster City, California, 94404, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR PROPOSAL 2 AND FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)